ROYALTY AGREEMENT

LKA INTERNATIONAL, INC. a Nevada corporation, (“LKA”) is the sole and rightful owner of the Golden Wonder Mine in Hinsdale County, more particularly described on Exhibit A-Royalty

Agreement attached hereto and incorporated by this reference (the “Golden Wonder Mine”).

The Golden Wonder Mine has a history of producing high quality gold ore. In consideration of valuable covenants and other acts, the sufficiency of which is hereby acknowledged, LKA grants to Au Mining, Inc. and/or its assigns a royalty interest in the revenue of the Golden Wonder Mine. The terms of said royalty interest are as follows:

1. LKA agrees to pay Au a royalty of six percent (6%) on all future proceeds received from the sale of materials (ore, metals and/or concentrates, or any other product) produced from the Golden Wonder Mine. The royalty will be a Net Smelter Royalty, meaning that LKA will pay Au six percent of the proceeds received by LKA less customary and usual deductions for assaying, transportation costs, smelting charges and penalties, severance, production taxes and any county, state and federal royalties, if required, or similar charges for which LKA receives no material benefit. The royalty will stop once Au has received a total of $12,647,505.00.

2. Procedures for future payment of Net Smelter Royalty:

a. LKA shall pay the Net Smelter Royalty to Au within 15 days after LKA’s receipt of payment for materials from the Golden Wonder Mine. Payment shall be made to: Au Mining, Inc.

21599 Highway 550

Ridgway, CO 81432

b. At the time of payment, LKA shall provide Au with documents showing the purchaser, amount purchased and payment made to LKA.

c. LKA shall have full discretion to determine who to sell to and the price at which materials will be sold. Nothing within this Agreement shall obligate LKA to sell any amount of materials from the Golden Wonder.

d. Au will have no right to view or assay ores or other materials from the Golden Wonder Mine. Au shall, however, have the right to demand and review all records and documents related to production of ore, mining, transportation, processing and payment to LKA for produced from the Golden Wonder Mine as long as the records and documents requested reasonably relate to information needed to document the accuracy of royalties paid or not paid.

e.      Should LKA sell the Golden Wonder Mine, it will convey title subject to the right of Au to receive the Net Smelter Royalty provided herein. Au shall have the right to assign its rights under said Royalty Agreement.

3. Governing Law: This Agreement shall be construed under and governed by the laws of the State of Colorado. Venue for any action for breach of or to enforce this Agreement shall be proper solely in the Counties of Hinsdale or Gunnison, State of Colorado.

4. Attorneys Fees and Costs: The parties shall each bear their own attorney fees and other expenses incurred as a result of the disputes to which this Agreement relates.  Notwithstanding the foregoing, in any action for breach of or to enforce this Agreement, the prevailing party shall be entitled to recover its reasonable attorney’s fees.

5. Warranty of Corporate Authority: LKA represents, warrants and covenants to the other party that all necessary corporate actions on the part of each respective party to be taken in connection with the execution, delivery and performance of this Agreement has been duly and effectively taken, and that the execution, delivery and performance by each respective party of this Agreement does not constitute a violation or breach of such respective party’s articles of incorporation, by laws, violation, or other agreement or law by which such party is a party or is affected.

6. Benefit to Successors and Assigns: This Agreement shall inure to the benefit of and shall be binding on the undersigned parties and their successors and assigns.

7. Warranty that Agreement is Voluntary: Each party to this Agreement has read this agreement, has been represented by counsel in considering whether to execute it, and has freely and voluntarily executed it.

8. Execution in Counterparts: This Agreement may be executed in counterparts. The execution and exchange of counterpart copies of this Agreement shall be deemed to constitute a full and complete execution of this Agreement, with the same force and effect as if the parties had come together and executed the same copy of this agreement.

9. Notice. Notices called for under this contract shall only be deemed received if sent by Certified United States Mail or by nationally recognized overnight courier, and shall be deemed received on the day received by recipient and/or recipient’s office as evidenced by the executed receipt thereof.

(1) Notice to Au Mining, Inc. Any Notice to Au under this agreement shall be effective when received by Au at 21599 Highway 550, Ridgway, CO 81432 and by Andrew A. Mueller and Roger Sagal, The Tisdel Law Firm, P.C., 645

Second Street, P.O. Box 646, Ouray, CO 81427-0646.

(2) Notice to LKA International, Inc.. Any notice to LKA under this agreement shall be effective when received by LKA at 3724 47th Street Ct. N.W.,Gig Harbor, WA 98335 and by Nancy Essex, Nancy Bentson Essex, P.C., 427 Belleview Avenue, Suite 104, P.O. Box 4049, Crested Butte, CO 8 1224-4049

10. Specific Performance. The parties hereto agree that this royalty agreement calls for acts involving real property and the right title and interest thereto. The parties agree that should either party need to enforce their rights hereunder, that they shall be entitled to the remedy of specific performance in the proper court of law. Said remedy of Specific Performance shall not in any way limit a party’s right to seek damages or alternative remedies.

ATTEST: LKA INTERNATIONAL, INC. A NEVADA

CORPORATION

By:/s/Kye Abraham

Secretary                                                                    Kye Abraham, President

(SEAL)

State of )

County of  }ss.

The foregoing instrument was acknowledged before me this day of August , 2007 by* Kye Abraham, President of LKA International, Inc. and Nanette Abraham, Secretary of LKA International, Inc..

Witness my hand and official seal.

My commission expires:  .

Notary Public

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